As filed with the Securities and Exchange Commission on June 15, 2007	Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________

Lloyds TSB Group plc
(Exact Name of Registrant as Specified in Its Charter)

Scotland
(State or Other Jurisdiction of Incorporation or Organization)

Not Applicable
(I.R.S. Employer Identification No.)

25 Gresham Street London EC2V 7HN 011-44-20-7626-1500
(Address and Telephone Number of Registrant’s Principal Executive Offices)

Kevin P. McKendry Chief US Counsel Lloyds TSB Bank plc 1251 Avenue of the Americas New York, New York 10020 212-930-8920
(Name, Address and Telephone Number of Agent for Service)
________________________

Please send copies of all communications to:
Keith L. Kearney DAVIS POLK & WARDWELL 450 Lexington Avenue New York, New York 10017 Tel. No.: 212-450-4000
________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
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CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be registered/Proposed maximum offering pre unit/Proposed maximum offering price	Amount of registration fee
Preference Shares(3)	(1)(2)	$(0)(1)(2)

___________
(1)
An indeterminate aggregate principal amount or number of the securities is being registered to be issued from time to time at indeterminate prices, in one or more other currencies, currency units or composite currencies.

(2)
An unspecified aggregate initial offering price or number of the securities is being registered as may from time to time be offered at unspecified prices.  Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares.  In accordance with Rules 456(b) and 457(r) under the Securities Act, the Registrants are deferring payment of all the registration fees.

(3)
American Depositary Shares evidenced by American Depositary Receipts issuable upon deposit of the Preference Shares registered hereby will be registered under a separate Registration Statement on Form F-6.

PROSPECTUS

LLOYDS TSB GROUP plc

By this prospectus we may offer —

PREFERENCE SHARES

We will provide the specific terms of these
securities in supplements to this prospectus.
You should read this prospectus and the
supplements carefully
before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.  The date of this prospectus is June 15, 2007.

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i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (“SEC”) using a “shelf” registration or continuous offering process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the preference shares and American Depositary Shares we may offer, which we will refer to collectively as the “securities”. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may provide information regarding certain tax consequences of the purchase, ownership and disposition of the offered securities if such consequences are not otherwise described in this prospectus. The prospectus supplement may also add to, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. We will file each prospectus supplement with the SEC. You should read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information”.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s offices or obtained from the SEC’s website mentioned under the heading “Where You Can Find More Information”.

Certain Terms

In this prospectus, the terms “we”, “us” and “our” refer to Lloyds TSB Group plc and the terms “Group” or “Lloyds TSB Group” means Lloyds TSB Group plc and its subsidiaries.

We publish our consolidated financial statements in pounds sterling (“£” or “sterling”). In this prospectus and any prospectus supplement, references to “dollars” and “$” are to United States dollars.

USE OF PROCEEDS

Unless we have disclosed a specific plan in the accompanying prospectus supplement, we will use the net proceeds from the sale of the securities offered by this prospectus in the general business of our Group.  The Group has raised capital in various markets from time to time and we expect to continue to raise capital in appropriate markets as and when required.

LLOYDS TSB GROUP PLC

Lloyds TSB Group is a leading U.K.-based financial services group, whose businesses provide a wide range of banking and financial services in the U.K. and in a limited number of locations overseas.  At December 31, 2006 total Lloyds TSB Group assets were £343,598 million and Lloyds TSB Group had approximately 63,000 employees.  Lloyds TSB Group plc’s market capitalization at that date was approximately £32,200 million.  The profit before tax for the 12 months to December 31, 2006 was £4,248 million and the risk asset ratios as at that date were 10.7 per cent for total capital and 8.2 per cent for tier 1 capital.  Our registered office is Henry Duncan House, 120 George Street, Edinburgh EH2 4LH, Scotland, and our principal place of business is 25 Gresham Street, London EC2V 7HN, England, telephone 011-44-20-7626-1500.

DESCRIPTION OF PREFERENCE SHARES

The following is a summary of the general terms of the preference shares of any series we may issue under this registration statement. Each time we issue preference shares we will prepare a prospectus supplement, which you should read carefully.  The prospectus supplement relating to a series of preference shares will summarize the terms of the preference shares of the particular series. Those terms will be set out in the resolutions establishing the series that our board of directors (the "board of directors") or an authorized committee thereof (the "committee") adopts, or in the determination of such terms that an authorized executive director (the "authorized director") makes, and may be different from those summarized below. If so, the applicable prospectus supplement will state that, and the description of the preference shares of that series contained in the prospectus supplement will apply.

This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, our Articles of Association and the resolutions of the board of directors or the committee or the determination of the authorized director (as the case may be). You should read our Articles of Association, which we have filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. You should also read the summary of the general terms of the deposit agreement under which American Depositary Receipts evidencing American Depositary Shares that may represent preference shares may be issued, under the heading “Description of American Depositary Shares”.

General

Under our Articles of Association, the board of directors, a committee, or an authorized director is empowered to provide for the issuance of U.S. dollar-denominated preference shares, in one or more series.

The resolutions providing for their issue, adopted by the board of directors or the committee, or determination providing for their issue made by the authorized director, will set forth the dividend rights, liquidation value per share, redemption provisions, voting rights, other rights, preferences, privileges, limitations and restrictions of the preference shares.

The preference shares of any series will be U.S. dollar-denominated in terms of nominal value, dividend rights and liquidation value per share. They will, when issued, be fully paid and non-assessable and, as such, will not be subject to a call for any additional payment. For each preference share issued, an amount equal to its nominal value will be credited to our issued share capital account and an amount equal to the difference between its issue price and its nominal value will be credited to our share premium account. Unless the applicable prospectus supplement specifies otherwise, the preference shares will have a nominal value of $0.25 per share. The preference shares of a series deposited under the deposit agreement referred to in the section “Description of American Depositary Shares” will be represented by ADSs of a corresponding series, evidenced by ADRs of the series. The preference shares of these series may only be withdrawn from deposit in registered form. See “Description of American Depositary Shares”.

The board of directors, the committee or the authorized director may only provide for the issuance of preference shares of any series if a resolution of our shareholders has authorized the allotment, or granted general authority to the board of directors to allot shares.

The preference shares of any series will have the dividend rights, rights upon liquidation, redemption provisions and voting rights described below, unless the applicable prospectus supplement provides otherwise. You should read the prospectus supplement for the specific terms of any series, including:

•	the number of shares offered, the number of shares offered in the form of ADSs and the number of preference shares represented by each ADS;

•	the public offering price of the series;

•	the liquidation value per share of that series;

•	the dividend rate, or the method of calculating it;

•	the place where we will pay dividends;

•	the dates on which dividends will be payable;

•	voting rights of that series of preference shares, if any;

•	restrictions applicable to the sale and delivery of the preference shares;

•	whether and under what circumstances we will pay additional amounts on the preference shares in the event of certain developments with respect to withholding tax or information reporting laws;

•	any redemption, conversion or exchange provisions;

•	whether the shares will be issued as units with shares of a related series;

•	any listing on a securities exchange; and

•	any other rights, preferences, privileges, limitations and restrictions relating to the series.

The applicable prospectus supplement will also describe material U.S. and U.K. tax considerations that apply to any particular series of preference shares that are not otherwise described in this prospectus.

Title to preference shares of a series in registered form will pass by transfer and registration on the register that the registrar shall keep at its office in the United Kingdom. For more information on the registration, see “Registrar and Paying Agent”. The registrar will not charge for the registration of transfer, but the person requesting it will be liable for any taxes, stamp duties or other governmental charges.

The preference shares of any two or more related series will be issued as preference share units, unless the applicable prospectus supplement specifies otherwise, so that holders of any preference share units will effectively have the same rights, preferences and privileges, and will be subject to the same limitations and restrictions. The following characteristics, however, may differ:

•	the aggregate amount of dividends;

•	the aggregate amounts which may be payable upon redemption;

•	the redemption dates;

•	the rights of holders to deposit the preference shares under the deposit agreement; and

•	the voting rights of holders.

You should read the applicable prospectus supplement for the characteristics relating to any preference shares issuable in two or more related series as a unit.

Unless the applicable prospectus supplement specifies otherwise, the preference shares of each series will rank equally as to participation in our profits and assets with the preference shares of each other series.

Dividend Rights

The holders of the preference shares will be entitled to receive cash dividends on the dates and at the rates as described in the applicable prospectus supplement out of our “distributable profits” when, as and if the dividends are declared by the board of directors or the committee.  The U.K. Companies Act 1985 defines “distributable profits” as, in general terms, and subject to adjustment, accumulated realized profits less accumulated realized losses.  Except as provided in this prospectus and in the applicable prospectus supplement, holders of preference shares will have no right to participate in our profits.

Dividends on the preference shares of any series will be non-cumulative. The board of directors or the committee may resolve, for any reason and in its absolute discretion, not to declare or pay in full or in part any dividends on the preference shares in respect of one or more dividend periods. If the board of directors or the committee does not declare or pay a dividend or any part of a dividend when due on a dividend payment date in respect of the preference shares of a series, then the holders of preference shares of the applicable series will have no claim in respect to the non-payment. We will have no obligation to pay the dividend accrued for that dividend period or to pay any interest on the dividend, whether or not dividends on the preference shares of that series or any other series or class of our preference shares are declared for any subsequent dividend period.

When dividends are not paid in full upon the preference shares of a series and any other of our preference shares ranking equally as to dividends, all dividends declared upon the preference shares of that series and the other preference shares will be declared pro rata so that dividends declared upon the preference shares of each series are in proportion to dividends accrued on the preference shares of the series.

Except as provided in the preceding sentence, unless full dividends on all outstanding preference shares of a series have been paid for the most recently completed dividend period, no dividends will be declared or paid or set apart for payment, or other distribution made, upon our ordinary shares or other shares ranking, as to dividends or upon liquidation, below the preference shares of the series for a period specified in the applicable prospectus supplement. In addition, unless full dividends on all outstanding preference shares of a series have been paid as provided above, we will not redeem, cancel, reduce, repurchase or otherwise acquire for consideration, or pay any money or make any money available for a sinking fund for the redemption of, any of our ordinary shares or other shares ranking below the preference shares of the series as to dividends or upon liquidation, except by conversion into or exchange for shares ranking below the preference shares of the series as to dividends and upon liquidation for a period specified in the applicable prospectus supplement. For preference shares of any series bearing dividends at a fixed rate, we will compute the amount of dividends payable on the preference shares of any series for each dividend period based upon the liquidation value per share of the preference shares of the series by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year. However, we will compute the amount of such dividends payable for any dividend period shorter than a full dividend period on the basis of a 360-day year divided into twelve months of 30 days each and, in the case of an incomplete month, on the basis of the actual number of days elapsed.

We will pay the dividends declared on the preference shares of a series to the record holders as they appear on the register on the record dates. A record date will be not less than 30 nor more than 60 days before the relevant dividend payment date or otherwise, as will be fixed by the board of directors or the committee. Subject to applicable fiscal or other laws and regulations, each payment will be made by dollar check drawn on a bank in London or in The City of New York and mailed to the record holder at the holder’s address as it appears on the register for the preference shares.  If any date on which dividends are payable on the preference shares is not a “business day”, then we will pay the dividend on the next business day, without any interest or other payment in respect of the delay.  A “business day” is any day on which banks are open for business, and foreign exchange dealings may be conducted, in London and The City of New York.

Rights Upon Liquidation

If there is a return of capital or distribution of assets whether or not on a winding up (but other than a redemption or purchase by us of any of our share capital permitted by our Articles of Association and under applicable law), the holders of the outstanding preference shares of a series will rank in the application of our assets available to shareholders: (1) equally in all respects with holders of the most senior class of preference shares and any other class of our shares in issue or which may be issued by us which are expressed to rank equally with the preference shares of a series, and (2) in priority to the holders of any other share capital of ours (including junior share capital).

Subject to such ranking, in such event holders of the preference shares of a series will be entitled to receive liquidating distributions as set forth below.

Liquidating distributions will:

•	come from our surplus assets remaining after payment of our prior ranking liabilities; and

•
be a sum equal to the aggregate of (i) the liquidation value per preference share of a series; (ii) the amount of any dividend which is due for payment on the preference shares of a series on or after the date of commencement of the winding up or other return of capital but which is payable in respect of a period ending on or before such date; and (iii) the proportion of any dividend (whether or not declared or earned) that would otherwise be payable and is not otherwise paid in respect of any period that begins before, but ends after, the date of commencement of the winding-up or other return of capital and which is attributable to the part of the period that ends on such date.

In respect of any such dividend, the amount of dividend accruing in respect of any such period will be calculated on the same basis as is applicable to calculation of a dividend accruing on the then-relevant basis.

If, upon any return of capital or distribution of assets, the amounts available for payment are insufficient to cover the amounts payable in full on the preference shares of a series and any parity securities, holders of the preference shares of a series and holders of such parity securities will share pro rata in the distribution of our surplus assets (if any) in proportion to the full amounts to which they are respectively entitled.

After payment of the full amount of the liquidating distribution to which they are entitled, the holders of the preference shares of a series will have no claim on any of our remaining assets and will not be entitled to any further participation in the return of capital.  If there is a sale of all or substantially all of our assets, the distribution to our shareholders of all or substantially all of the consideration for the sale, unless the consideration, apart from assumption of liabilities, or the net proceeds consists entirely of cash, will not be deemed a return of capital in respect of our liquidation, dissolution or winding-up.

Redemption

Unless the applicable prospectus supplement specifies otherwise, we may redeem the preference shares of each series, at our option, in whole or in part, at any time and from time to time on the dates, in accordance with the notice periods and at the redemption prices and on all other terms and conditions as set forth in the applicable prospectus supplement. Preference shares comprising preference share units will be redeemed only as units.

If fewer than all of the outstanding preference shares of a series are to be redeemed, they will be drawn in accordance with prevailing standard operating procedures of the clearing system in which they are primarily settled.  If the preference shares are in definitive form, we will select by lot, in the presence of our independent auditors, which particular preference shares will be redeemed.

If we redeem preference shares of a series, we will mail a redemption notice to each record holder of preference shares to be redeemed between 30 and 60 days (or any other period specified in the applicable prospectus supplement) before the redemption date. Each redemption notice will specify:

•	the redemption date;

•	the particular preference shares of the series to be redeemed;

•	the redemption price, specifying the included amount of accrued and unpaid dividends;

•	that any dividends will cease to accrue upon the redemption of the preference shares; and

•	the place or places where holders may surrender documents of title and obtain payment of the redemption price.

No defect in the redemption notice or in the giving of notice will affect the validity of the redemption proceedings.

If we give notice of redemption in respect of the preference shares of a series, then, by 3:00 p.m., London time, on the redemption date, we will irrevocably deposit with the paying agent funds sufficient to pay the applicable redemption price, including the amount of accrued and unpaid dividends for the then-current dividend period to the date fixed for redemption. We will also give the paying agent irrevocable instructions and authority to pay the redemption price to the holders of those preference shares called for redemption.

If we give notice of redemption, then, when we make the deposit with the paying agent, all rights of holders of the preference shares of the series called for redemption will cease, except the holders’ right to receive the redemption price, but without interest, and these preference shares will no longer be outstanding. Subject to any applicable fiscal or other laws and regulations, payments in respect of the redemption of preference shares of a series will be made by dollar check drawn on a bank in London or in The City of New York against presentation and surrender of the relevant share certificates at the office of the paying agent located in the United Kingdom.

If any date on which a redemption payment on the preference shares is to be made is not a business day, then payment of the redemption price payable on that date will be made on the next business day, without any interest or other payment in respect of the delay. If payment of the redemption price is improperly withheld or refused, dividends on the preference shares will continue to accrue at the then applicable rate, from the redemption date to the date of payment of the redemption price.

Subject to applicable law, including U.S. securities laws, we may purchase outstanding preference shares of any series by tender, in the open market or by private agreement, in each case upon the terms and conditions that the board of directors or the committee shall determine. Unless we tell you otherwise in the applicable prospectus supplement, any preference shares of any series that we purchase for our own account, other than in the ordinary course of a business of dealing in securities, will be treated as canceled and will no longer be issued and outstanding.

Under existing U.K. Financial Services Authority requirements, we may not redeem or purchase any preference shares unless we give prior notice of any such redemption or purchase to the U.K. Financial Services Authority and, in certain circumstances, it consents in advance. The U.K. Financial Services Authority may impose conditions on any redemption or repurchase.

The holders of the preference shares may not redeem the preference shares of any series, in whole or in part, at any time.

Substitution

Subject to our Articles of Association and applicable law, we may substitute the preference shares in whole, but not in part, with qualifying non-innovative tier 1 securities, as defined and described in the applicable prospectus supplement, on any date specified in the applicable prospectus supplement, without any requirement for consent or approval of the holders of the preference shares.

Voting Rights

The holders of the preference shares of any series will not be entitled to receive notice of, attend or vote at any general meeting of our shareholders except as provided below or in the applicable prospectus supplement.

If any resolution is proposed for adoption by our shareholders varying or abrogating any of the rights attaching to the preference shares of a particular series or proposing that we be wound up, liquidated or dissolved, the holders of the outstanding preference shares will be entitled to receive notice of and to attend the general meeting of shareholders at which the resolution is to be proposed and will be entitled to speak and vote on that resolution, but not on any other resolution.

In addition, if, before any general meeting of shareholders, we have failed to pay in full the dividend payable on the preference shares of a particular series on the dividend payment date immediately preceding the date of such general meeting, the holders of the preference shares of that series shall be entitled to receive notice of, attend, speak and vote at that meeting on all matters. In these circumstances only, the rights to vote of the holders of preference shares of that series shall continue until we have resumed the payment in full of dividends on the preference shares of that series.

Holders of any series of preference shares shall be entitled to receive notice of, attend, speak and vote at general meetings in other circumstances if the board of directors, the committee or the authorized director determines, as specified in the applicable prospectus supplement.

Whenever holders of preference shares are entitled to vote at a general meeting of shareholders, on a show of hands each holder present in person shall have one vote and on a poll each holder present in person or by proxy shall have the number of votes for each preference share of the relevant series that the board of directors, the committee or the authorized director determines, as specified in the applicable prospectus supplement.

In addition, the holders of any series of preference shares may have the right to vote separately as a class in certain circumstances, as described below under the heading “−Variation of Rights”.

Variation of Rights

If applicable law permits, the rights, preferences and privileges attached to any series of preference shares may be varied or abrogated only with the written consent of the holders of at least 75% in nominal value of the outstanding preference shares of that series or with the sanction of an extraordinary resolution passed at a separate general meeting of the holders of the outstanding preference shares of that series. An extraordinary resolution will be adopted if passed by a majority of at least 75% of those holders voting in person or by proxy at the meeting. The quorum required for any such class meeting will be two persons holding or representing by proxy at least one-third in nominal amount of the outstanding preference shares of the particular series affected, except that if at any adjourned meeting where this quorum requirement is not met, any holder present in person or by proxy will constitute a quorum.

The written consent of the holders of 75% in nominal value of the outstanding preference shares of a particular series or the sanction of an extraordinary resolution passed at a separate class meeting of holders of the outstanding preference shares of the series will be required if our directors propose to authorize, create or increase the amount of any shares of any class or any security convertible into shares of any class ranking as regards rights to participate in our profits or assets, in priority to the series of preference shares.

If we have paid the most recent dividend payable on the preference shares of a particular series in full, the rights attached to that series will not be deemed to be varied by the creation or issue of any further series of non-cumulative preference shares or of any other further shares ranking equally as regards participation in our profits or assets with or junior to the preference shares of that series, whether carrying identical rights or different rights in any respect, including as to dividend, premium on a return of capital, redemption or conversion or denominated in dollars or any other currency.

Notices of Meetings

A notice of any meeting at which holders of preference shares of a particular series are entitled to vote will be mailed to each record holder of preference shares of that series. Each notice will state:

•	the date of the meeting;

•	a description of any resolution to be proposed for adoption at the meeting on which those holders are entitled to vote; and

•	instructions for the delivery of proxies.

A holder of preference shares of any series in registered form who is not registered with an address in the United Kingdom and who has not supplied an address within the United Kingdom to us for the purpose of notices is not entitled to receive notices of meetings from us. For a description of notices that we will give to the ADR depositary and that the ADR depositary will give to ADR holders, you should read “Description of American Depositary Shares—Reports and Notices” and “Where You Can Find More Information”.

Registrar and Paying Agent

Our company secretarial department will maintain the register and we will act as paying agent for the preference shares of each series.

We reserve the right at any time to appoint an additional or successor registrar or paying agent.  Notice of any change of registrar or paying agent will be given to holders of the preference shares.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

The following is a summary of the general terms and provisions of the deposit agreement under which the Depositary will issue the ADRs. The deposit agreement is among us, The Bank of New York, as Depositary, and all holders from time to time of ADRs issued under it. This summary does not purport to be complete. You should read the deposit agreement, which we have filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. You may also read the deposit agreement at the corporate trust offices of The Bank of New York in The City of New York and the offices of the Custodian in London.  The principal executive office of the Depositary is currently located at One Wall Street, New York, NY 10286 and its corporate trust office is currently located at 101 Barclay Street, New York, NY 10286.   The Depositary was incorporated pursuant to a special act of the New York State legislature passed on April 19, 1871. The Depositary now operates as a banking corporation under the New York State Banking Law.

American Depositary Shares

The Bank of New York, as Depositary, will register and deliver American Depositary Shares (“ADSs”) pursuant to the deposit agreement. Each ADS will represent one preference share, or evidence of the right to receive one preference share, deposited with the Custodian and registered in the name of the Depositary or its nominee (such preference shares, together with any additional preference shares at any time deposited or deemed deposited under the deposit agreement and any other securities, cash or other property received by the Depositary or the Custodian in respect of such preference shares, the “Deposited Securities”).

ADSs can be held either (A) directly (i) by having an American Depositary Receipt (“ADR”), which is a certificate evidencing a specific number of ADSs, registered in the holder’s name, or (ii) by having ADSs registered in the owner’s name in the Direct Registration System (“DRS”), or (B) indirectly by holding a security entitlement in ADSs through a broker or other financial institution.  A direct holder of an ADS is a ADS registered holder. This description assumes that each holder is an ADS registered holder.  Indirect holders of ADSs must rely on the procedures of a broker or other financial institution to assert the rights of ADS registered holders described in this section, and such holders should consult with their broker or financial institution to find out what those procedures are.

The DRS is a system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements sent by the depositary to the registered holders of uncertificated ADSs.  See “—Direct Registration System” below.

We will not treat holders of ADSs as our shareholders and holders of ADSs will not have shareholder rights. Scottish law governs shareholder rights. The Depositary will be the holder of the preference shares represented by each investor’s ADSs. As a registered holder of ADSs, each investor will have ADS registered holder rights as set forth in the deposit agreement. The deposit agreement also sets forth the rights and obligations of us and of the Depositary. New York law governs the deposit agreement and the ADSs.

In this section, the term “deliver”, or its noun form, when used with respect to ADRs, shall mean (A) book-entry transfer of ADSs to an account at The Depository Trust Company, or its successor (“DTC”), designated by the person entitled to such delivery, (B) registration of ADSs not evidenced by an ADR on the books of the Depositary in the name requested by the person entitled to such delivery and mailing to that person of a statement confirming that registration or (C) if requested by the person entitled to such delivery, delivery at the corporate trust office of the Depositary to the person entitled to such delivery of one or more ADRs evidencing ADSs registered in the name requested by that person.  The term “surrender”, when used with respect to ADRs, shall mean (A) one or more book-entry transfers of ADSs to the DTC account of the Depositary, (B) delivery to the Depositary at its corporate trust office of an instruction to surrender ADSs not evidenced by an ADR or (C) surrender to the Depositary at its corporate trust office of one or more ADRs evidencing ADSs.

Deposit and Withdrawal

The Depositary has agreed, subject to the terms and conditions of the deposit agreement, that upon delivery to the Custodian of preference shares (or evidence of rights to receive preference shares) in a form satisfactory to the

Custodian, the Depositary will, upon payment of the fees, charges and taxes provided in the deposit agreement, deliver to, or upon the written order of, the person or persons named in the notice of the Custodian delivered to the Depositary or requested by the person depositing such shares with the Depositary, the number of ADSs issuable in respect of such deposit.

Upon surrender at the corporate trust office of the Depositary of ADSs for the purpose of withdrawal of the Deposited Securities represented thereby, and upon payment of the fees, governmental charges and taxes provided in the deposit agreement, and subject to the terms and conditions of the deposit agreement, our Articles of Association and the Deposited Securities, holder of such ADRs will be entitled to delivery, to him or upon his order, as permitted by applicable law, of the amount of Deposited Securities at the time represented by such ADRs. The forwarding of share certificates, other securities, property, cash and other documents of title for such delivery will be at the risk and expense of the holder.

An ADR holder may surrender its ADR to the Depositary for the purpose of exchanging its ADR for uncertificated ADSs.  The Depositary will cancel that ADR and will send the ADS registered holder a statement confirming that the ADS registered holder is the registered holder of uncertificated ADSs.  Alternatively, upon receipt of the Depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the Depositary will execute and deliver to the ADS registered holder an ADR evidencing those ADSs.

Preference shares that the Depositary believes have been withdrawn from a restricted depositary receipt facility established or maintained by a depositary bank (including any such other facility maintained by the Depositary) may be accepted for deposit only if those preference shares are not “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, and the Depositary may, as a condition of accepting those preference shares for deposit, require the person depositing those preference shares to provide the Depositary with a certificate to the foregoing effect.

Dividends and Other Distributions

The Depositary will distribute all cash dividends or other cash distributions that it receives in respect of deposited preference shares to the holders of the ADRs, after payment of any charges and fees provided for in the deposit agreement in proportion to their holdings of ADSs. The cash amount distributed will be reduced by any amounts that the Depositary must withhold on account of taxes.

If we make a non-cash distribution in respect of any deposited preference shares, the Depositary will distribute the property it receives to holders of the ADRs, after deduction or upon payment of any taxes, charges and fees provided for in the deposit agreement, in proportion to their holdings of ADSs. If a distribution that we make in respect of deposited preference shares consists of a dividend in, or free distribution of, preference shares, the Depositary may, and will, if we request, distribute to holders of the ADRs, in proportion to their holdings of ADSs, additional ADSs representing the amount of preference shares received as such dividend or free distribution. If the Depositary does not distribute additional ADSs, each ADS will from then forward also represent its proportional share of the additional preference shares distributed in respect of the deposited preference shares before the dividend or free distribution.

If the Depositary determines that any distribution of property, other than cash or preference shares, cannot be made proportionately among ADR holders or if for any other reason, including any requirement that we or the Depositary withhold an amount on account of taxes or other governmental charges, the Depositary deems that such a distribution is not feasible, the Depositary may dispose of all or part of the property in any manner, including by public or private sale, that it deems equitable and practicable. The Depositary will then distribute the net proceeds of any such sale (net of any fees and expenses of the Depositary provided for in the deposit agreement) to ADR holders as in the case of a distribution received in cash.

Redemption

If the Depositary receives notice of redemption of Deposited Securities, it will surrender those Deposited Securities on the redemption date and call for surrender of a corresponding number of ADSs. Upon surrenders of the

ADSs called for surrender, the Depositary will deliver the proceeds of the redeemed Deposited Securities as described above under “—Deposit and Withdrawal”.

Record Date

Whenever any cash dividend or other cash distribution becomes payable or any distribution other than cash shall be made, or whenever rights shall be issued with respect to the deposited preference shares, or whenever the Depositary causes a change in the number of preference shares represented by each ADS or receives notice of any meeting of holders of preference shares, the Depositary will fix a record date for the determination of the ADR holders who are entitled to receive the dividend distribution, distribution of rights or the net proceeds of the sale of preference shares as the case may be, or to give instructions for the exercise of voting rights at the meeting, subject to the provisions of the deposit agreement.

Voting of the Underlying Deposited Securities

When the Depositary receives notice of any meeting or solicitation of consents or proxies of holders of preference shares, it will, if we request, as soon as practicable thereafter, mail to the record holders of ADRs a notice including:

•	the information contained in the notice of meeting;

•
a statement that the record holders of ADRs at the close of business on a specified record date will be entitled, subject to any applicable provision of Scottish law and the articles of association or any similar document of ours, to instruct the Depositary as to the exercise of any voting rights pertaining to the preference shares represented by their ADSs; and

•
a brief explanation of how they may give instructions, including an express indication that they may be deemed to have instructed the Depositary to give a discretionary proxy to designated member or members of our board of directors if no such instruction is received.

The Depositary has agreed that it will endeavor, in so far as practical, to vote or cause to be voted the preference shares in accordance with any written non-discretionary instructions of record holders of ADRs that it receives on or before the date set by the Depositary for that purpose. However, holders of ADRs may not receive notice or otherwise learn of a meeting of holders of preference shares in time to instruct the Depositary prior to a cut off date the Depositary will set. The Depositary will not vote the preference shares except in accordance with such instructions or deemed instructions.

If the Depositary does not receive instructions from an ADR holder on or before the date the Depositary establishes for this purpose, the Depositary may deem such holder to have directed the Depositary to give a discretionary proxy to a designated member or members of our board of directors. However, the Depositary will not give a discretionary proxy to a designated member or the Directors with respect to any matter as to which the we inform the Depositary that:

•	we do not wish the proxy to be given;

•	substantial opposition exists; or

•	the rights of holders of the preference shares may be materially affected.

Holders of ADRs will not be entitled to vote preference shares directly.

Inspection of Transfer Books

The Depositary agent will, at its office in New York City, keep books for the registration and transfer of ADSs. These books will be open for inspection by ADR holders at all reasonable times. However, this inspection may not be for the purpose of communicating with ADR holders in the interest of a business or object other than our business or a matter related to the deposit agreement or the ADRs.

Reports and Notices

We will furnish the Depositary with our annual and interim reports as described under “Incorporation of Documents by Reference”. The Depositary will make available at its office in New York City, for any ADR holder to inspect, any reports and communications received from us that are both received by the Depositary as holder of preference shares and made generally available by us to the holders of those preference shares, including our annual report and accounts and interim report and accounts. Upon our written request, the Depositary will mail copies of those reports to ADR holders as provided in the deposit agreement.

On or before the first date on which we give notice, by publication or otherwise, of:

•	any meeting of holders of the preference shares;

•	any adjourned meeting of holders of the preference shares; or

•	the taking of any action in respect of any cash or other distributions or the offering of any rights in respect of the preference shares,

we have agreed to transmit to the Depositary and the custodian a copy of the notice in the form given or to be given to holders of the preference shares. If requested in writing by us, the Depositary will, at our expense, arrange for the prompt transmittal or mailing of such notices, and any other reports or communications made generally available to holders of the preference shares, to all holders of ADRs.

Amendment and Termination of the Deposit Agreement

The form of the ADRs and any provisions of the deposit agreement may at any time and from time to time be amended by agreement between us and the Depositary, without the consent of holders of ADRs, in any respect which we and the Depositary may deem necessary or advisable. Any amendment that imposes or increases any fees or charges, other than taxes and other governmental charges, registration fees, transmission costs, delivery costs or other such expenses, or that otherwise prejudices any substantial existing right of holders of outstanding ADRs, will not take effect as to outstanding ADRs until thirty (30) days after notice of the amendment has been given to the record holders of those ADRs. Every holder of any ADR at the time an amendment becomes effective will be deemed by continuing to hold the ADR to consent and agree to the amendment and to be bound by the deposit agreement or the ADR as amended. No amendment may impair the right of any holder of ADRs to surrender ADSs and receive in return the preference shares represented by those ADSs.

Whenever we direct, the Depositary has agreed to terminate the deposit agreement by mailing a termination notice to the record holders of all ADRs then outstanding at least thirty (30) days before the date fixed in the notice of termination. The Depositary may likewise terminate the deposit agreement by mailing a termination notice to us and the record holders of all ADRs then outstanding if at any time sixty (60) days shall have expired since the Depositary delivered a written notice to us of its election to resign and a successor depositary shall not have been appointed and accepted its appointment.

If any ADRs evidencing ADSs remain outstanding after the date of any termination, the Depositary will then:

•	discontinue the registration of transfers of ADRs;

•	suspend the distribution of dividends to holders of ADRs; and

•	not give any further notices or perform any further acts under the deposit agreement, except those listed below, with respect to those ADRs.

The Depositary will, however, continue to collect dividends and other distributions pertaining to the preference shares. It will also continue to sell rights and other property as provided in the deposit agreement and deliver preference shares, together with any dividends or other distributions received with respect to them and the net proceeds of the sale of any rights or other property, in exchange for ADSs surrendered to it.

At any time after the expiration of one year from the date of termination of the deposit agreement, the Depositary may sell the preference shares then held. The Depositary will then hold uninvested the net proceeds of any such sales, together with any other cash then held by it under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the holders of ADRs that have not previously been surrendered.

Charges of the Depositary

The following charges shall be incurred by any party depositing or withdrawing preference shares, or by any party surrendering ADRs or to whom ADRs are issued:

•	any applicable taxes or other governmental charges;

•	any applicable share transfer or other registration fees on deposits or withdrawals of preference shares;

•	cable, telex, facsimile transmission and delivery charges which the deposit agreement provide are at the expense of the holders of ADRs or persons depositing or withdrawing preference shares;

•	expenses incurred or paid by the Depositary in any conversion of foreign currency into dollars;

•
a fee for the distribution to ADR holders of any securities in an amount equal to the fee for the delivery of ADRs referred to above which would have been charged if the securities distributed to ADR holders had been preference shares which were deposited with the custodian; and

•	any charges incurred by the Depositary or its agents for the servicing of preference shares.

Under the deposit agreement, the Depositary may charge an annual fee of U.S.$0.02 or less per ADR for depositary services.

The holders of ADRs will be responsible for any taxes or other governmental charges payable on their ADRs or on the preference shares. The Depositary may refuse to transfer ADRs or allow withdrawal of the preference shares until such taxes or other charges are paid. The Depositary may apply payments owed to holders of ADRs or sell deposited preference shares underlying such ADRs to pay any taxes owed and holders of ADRs will remain liable for any deficiency. If the Depositary sells deposited preference shares, it will, if appropriate, reduce the number of ADRs to reflect the sale and pay to holders of ADRs any proceeds, or send to holders of ADRs any property, remaining after it has paid the taxes.

Issuance in a Series

We may issue preference shares in more than one class or series or that otherwise entitle their holders to rights that vary from the rights to which other preference shares entitle their holders.  “Series”, as used in this section and when used with respect to preference shares, shall mean all outstanding preference shares that entitle their holders to identical rights with respect to those preference shares, regardless of the title or any other designation that may be assigned to preference shares.  The Depositary shall direct the Custodian to hold preference shares of a Series deposited under the deposit agreement, and other Deposited Securities it receives in respect of those preference shares in a segregated account different from the account in which it holds preference shares of any other Series.

Preference shares of each Series that are deposited under the deposit agreement shall be represented by a “Series” of ADSs separate from the ADSs representing preference shares of any other Series.  Each series of ADSs shall be evidenced by a “Series” of ADRs separate from the ADRs evidencing ADSs of any other Series.

If the rights to which deposited preference shares of a Series entitle their holders are modified such that those rights become identical to the rights to which deposited preference shares of another Series entitle their holders, the Depositary shall cause the Custodian to combine the accounts in which the former separate Series of preference shares are held, the Series of ADSs representing those preference shares will automatically be combined into one Series of ADSs and the Depositary may take any action necessary or convenient to effect that combination.  At any time after that combination, the owners of ADRs affected by that combination will be entitled to surrender their

ADRs to the Depositary and receive ADRs reflecting the designation of the ADSs owned by them as a result of that combination.

Holders of ADSs of a Series shall be entitled to rights under the deposit agreement only with respect to deposited preference shares of the corresponding Series and other Deposited Securities received in respect of deposited preference shares of that Series.

Direct Registration System

ADSs not evidenced by ADRs shall be transferable as uncertificated registered securities under the laws of the State of New York.

The Direct Registration System (“DRS”) and Profile Modification System (“Profile”) will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC.  DRS is the system administered by DTC pursuant to which the Depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the Depositary to the owners entitled thereto.  Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the Depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the Depositary of prior authorization from the ADS registered holder to register such transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the Depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an ADS registered holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS registered holder (notwithstanding any requirements under the Uniform Commercial Code).  In the deposit agreement, the parties agree that the Depositary’s reliance on and compliance with instructions received by the Depositary through the DRS/Profile System and in accordance with the deposit agreement, shall not constitute negligence or bad faith on the part of the Depositary.

General

Neither the Depositary nor we will be liable to ADR holders if prevented or forbidden or delayed by any present or future law of any country or by any governmental or regulatory authority or stock exchange, any present or future provision of the Articles of Association, any provision of any securities issued or distributed by us, or any act of God or war or terrorism or other circumstances beyond our or its control in performing our or its obligations under the deposit agreement. The obligations of each of us and the Depositary under the deposit agreement are expressly limited to performing our and its specified duties without negligence or bad faith.

The ADRs are transferable on the books of the Depositary or its agent. However, the Depositary may close the transfer books as to ADRs at any time when it deems it expedient to do so in connection with the performance of its duties or at our request. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADR or withdrawal of any preference shares, the Depositary or the Custodian may require the person presenting the ADR or depositing the preference shares to pay a sum sufficient to reimburse it for any related tax or other governmental charge and any share transfer or registration fee and any applicable fees payable as provided in the deposit agreement. The Depositary may withhold any dividends or other distributions, or may sell for the account of the holder any part or all of the preference shares represented by the ADSs, and may apply those dividends or other distributions or the proceeds of any sale in payment of the tax or other governmental charge. The ADR holder will remain liable for any deficiency.

Any ADR holder may be required from time to time to furnish the Depositary or the Custodian with proof satisfactory to the Depositary of citizenship or residence, exchange control approval, information relating to the registration on our books or those that the registrar maintains for us for the preference shares in registered form, or other information, to execute certificates and to make representations and warranties that the Depositary deems necessary or proper. Until those requirements have been satisfied, the Depositary may withhold the delivery or registration of transfer of any ADR or the distribution or sale of any dividend or other distribution or proceeds of any sale or distribution or the delivery of any deposited preference shares or other property related to the ADR. The delivery or registration of transfer of ADRs may be suspended during any period when the transfer books of the Depositary are closed or if we or the Depositary deems it necessary or advisable. The surrender of outstanding ADSs and the withdrawal of preference shares may only be suspended as a result of:

•	temporary delays caused by closing the transfer books or those of the Depositary or the deposit of preference shares in connection with voting at shareholder meetings, or the payment of dividends;

•	the non-payment of fees, taxes and similar charges; and

•	non-compliance with any US or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of preference shares.

The deposit agreement and the ADRs are governed by and construed in accordance with New York law.

TAXATION

United Kingdom Taxation

The following is a summary of certain aspects of the current United Kingdom taxation treatment of the preference shares, ADSs and ADRs. It relates only to the position of persons who are the absolute beneficial owners of the preference shares or ADSs and who are neither (a) resident in the United Kingdom for tax purposes nor (b) holding preference shares or ADSs in connection with any trade or business carried on in the United Kingdom through any branch, agency or permanent establishment in the United Kingdom (a ‘‘Non-resident holder’’). This summary may not apply to certain classes of holders, such as dealers in securities. Holders who are in any doubt as to their tax position (including, in particular, any holders who are resident in the United Kingdom for tax purposes or carrying on a trade or business through any branch, agency or permanent establishment in the United Kingdom) should consult their professional advisers. In addition, holders who may be liable to tax in other jurisdictions should also consult their professional advisers.

Taxation of Dividends

We will not be required to withhold tax at source when paying a dividend.

Non-resident holders of preference shares or ADSs will not have any other liability to United Kingdom tax on such dividends.

Non-resident holders of preference shares or ADSs will not generally be able to claim repayment of any part of any tax credit attaching to dividends paid by Lloyds TSB Group plc, although this will depend on the existence and terms of any double tax treaty between the United Kingdom and the country in which the holder of preference shares or ADSs is resident for tax purposes; holders of preference shares or ADSs who are resident in the United States for tax purposes will not be entitled to any such credit under the terms of the double taxation treaty between the United Kingdom and the United States of July 24, 2001.

Taxation of Capital Gains

Non-resident holders of preference shares or ADSs will not generally be subject to U.K. capital gains tax or corporation tax on a disposal of preference shares or ADSs. Special rules apply to individuals who are temporarily not resident or ordinarily resident in the United Kingdom.

Inheritance Tax

Preference shares or ADSs beneficially owned by an individual may be subject to U.K. inheritance tax on the death of the individual or, in some circumstances, if the preference shares or ADSs are the subject of a gift, including a transfer at less than full market value, by that individual.

Inheritance tax is not generally chargeable on gifts to individuals made more than seven years before the death of the donor.

Subject to limited exclusions, gifts to settlements (which would include, very broadly, private trust arrangements) or to companies may give rise to an immediate inheritance tax charge. Preference shares or ADSs held in settlements may also be subject to inheritance tax charges periodically during the continuance of the settlement, on transfers out of the settlement or on certain other events. Investors should take their own professional advice as to whether any particular arrangements constitute a settlement for inheritance tax purposes.

Stamp Duty and Stamp Duty Reserve Tax

Any prospectus supplement will contain a summary of the United Kingdom stamp duty and stamp duty reserve tax implications relevant to the securities described in that supplement.

United States Federal Income Taxation

In the opinion of Davis Polk & Wardwell, the following are the material U.S. federal income tax consequences to the holders described herein of the acquisition, ownership and disposition of ADSs representing preference shares.  This discussion only applies to holders who hold their ADSs as capital assets.

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;
•	insurance companies;
•	certain dealers in securities or foreign currencies;
•	persons holding ADSs representing preference shares as part of a hedge, straddle, conversion or other integrated transaction;
•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
•	persons subject to the alternative minimum tax; or
•	persons that own, or are deemed to own, ten percent or more of any class of our stock.

This discussion is based on the Internal Revenue Code of 1986, as amended, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, as of the date hereof, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. Persons considering the purchase of ADSs representing preference shares are urged to consult their own tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

As used herein, the term “U.S. Holder” means a beneficial owner of an ADS representing a preference share that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or of any political subdivision thereof; or
•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

For U.S. federal income tax purposes, U.S. Holders of ADSs generally will be treated as the owners of the preference shares underlying the ADSs.

This discussion assumes that we are not, and will not become, a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes, as described below.

Taxation of Dividends

Distributions received by a U.S. Holder on ADSs representing preference shares will constitute foreign-source dividend income to the extent paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Corporate U.S. Holders will not be entitled to claim the dividends-received deduction with respect to dividends paid by us.  Subject to applicable limitations, dividends received by certain non-corporate U.S. Holders in taxable years beginning before January 1, 2011 will be taxable at a maximum rate of 15%. Non-corporate U.S. Holders should consult their own tax advisers to determine whether they are subject to any special rules that limit their ability to be taxed at these favorable rates.

Taxation of Capital Gains

Upon the sale, exchange or redemption of ADSs representing preference shares, a U.S. Holder will recognize capital gain or loss for U.S. federal income tax purposes (assuming, in the case of a redemption, that the U.S. Holder does not own, and is not deemed to own, any of our voting shares) in an amount equal to the difference between the amount realized (excluding any declared but unpaid dividends, which will generally be treated as a dividend for U.S. federal income tax purposes) and the U.S. Holder’s tax basis in the ADSs representing preference shares.  Gain or loss will generally be U.S.-source.

Passive Foreign Investment Company Rules

Based upon certain proposed Treasury regulations which are not yet in effect but are generally proposed to become effective for taxable years beginning after December 31, 1994 (the “Proposed Regulations”), we believe that we were not a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes for our most recent taxable year and do not expect to be considered a PFIC in the foreseeable future.  However, since there can be no assurance that the Proposed Regulations will be finalized in their current form and since PFIC status depends upon the composition of our income and assets and the market value of our assets from time to time, there can be no assurance that we will not be considered a PFIC for any taxable year.  If we were treated as a PFIC for any taxable year during which a U.S. Holder held ADSs representing Preference Shares, certain adverse U.S. federal income tax consequences could apply to such holder.

Backup Withholding and Information Reporting

Payment of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and to backup withholding unless (i) you are a corporation or other exempt recipient or (ii) in the case of backup withholding, you provide a correct taxpayer identification number and certify that you are not subject to backup withholding.

The amount of any backup withholding from a payment to you will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the Internal Revenue Service.

PLAN OF DISTRIBUTION

We may sell relevant securities to or through underwriters or dealers and also may sell all or part of such securities directly to other purchasers or through agents.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

In connection with the sale of securities, we may compensate underwriters in the form of discounts, concessions or commissions or in any other way that the applicable prospectus supplement describes. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters, and any discounts or commissions that we pay them and any profit on the resale of securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation that we pay will be described, in the applicable prospectus supplement.

Under agreements which we may enter into, we may be required to indemnify underwriters, dealers and agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act.

Unless a prospectus supplement specifies otherwise, we will not offer any securities or any investments representing securities, including ADSs or ADRs, of any series to the public in the U.K.  Unless otherwise specified in any agreement which we may enter into, underwriters, dealers and/or agents in relation to the distribution of securities or any investments representing securities, including ADSs or ADRs, of any series and subject to the terms of any such agreement, any underwriter, dealer or agent in connection with an offering of securities or any investments representing securities, including ADSs or ADRs, of any series will represent and agree that:

•
it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 (the “FSMA”) with respect to anything done by it in relation to the securities or any investments representing securities, including ADSs or ADRs, of such series in, from or otherwise involving the U.K.; and

•
it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the securities or any investments representing the securities (including ADSs or ADRs) (including without limitation the registration statement, the prospectus, any preliminary prospectus, any ADR registration statement or any ADR prospectus) in circumstances in which Section 21(1) of the FSMA does not apply to the issuer of the securities.

Each new series of preference shares will be a new issue of securities with no established trading market. If securities of a particular series are not listed on a U.S. national securities exchange, certain broker-dealers may make a market in those securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance that any broker-dealer will make a market in securities of any series or as to the liquidity of the trading market for those securities.

Delayed Delivery Arrangements

If so indicated in the applicable prospectus supplement, we may authorize underwriters or other persons acting as its agents to solicit offers by certain institutions to purchase preference shares from it pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

LEGAL OPINIONS

Our United States counsel, Davis Polk & Wardwell, will pass upon certain legal matters relating to the securities. Our Scottish solicitors, Dundas & Wilson CS LLP, will pass upon the validity of the preference shares under Scots law.

EXPERTS

The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Lloyds TSB Group plc Annual Report on Form 20-F for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as given on the authority of said firm as experts in accounting and auditing.

ENFORCEMENT OF THE ISSUE

We are a public limited company incorporated under the laws of Scotland. Most of our directors and executive officers, and certain experts named in this prospectus are residents of the United Kingdom. A substantial portion of our assets, and a substantial portion of the assets of such persons, are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon all such persons or to enforce against them in U.S. courts judgments obtained in such courts, including those predicated upon the civil liability provisions of the federal securities laws of the United States. Furthermore, we have been advised by our Scottish solicitors, Dundas & Wilson CS LLP (as to Scots law), and our English solicitors, Linklaters LLP (as to English law), that there is doubt as to the enforceability in the United Kingdom, in original actions or in actions for the enforcement of judgments of U.S. courts, of certain civil liabilities, including those predicated solely upon the federal securities laws of the United States.

WHERE YOU CAN FIND MORE INFORMATION

Ongoing Reporting

We file reports and other information with the SEC. You can read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, USA. You may call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains a website at http://www.sec.gov which contains in electronic form each of the reports and other information that we have filed or furnished electronically with the SEC. You can also read this material at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005, USA, on which certain of our securities are listed.

We will provide the ADR depositary for any preference shares with our annual reports, which will include a description of operations, and our annual audited consolidated financial statements, together with a U.S. GAAP reconciliation of consolidated net income and consolidated ordinary shareholders’ equity. We will also provide any ADR depositary with interim reports that will include unaudited interim summary consolidated financial information and, if we choose, may contain a U.S. GAAP reconciliation of consolidated net income and consolidated ordinary shareholders’ equity. Upon receipt, the ADR depositary will mail the reports to all record holders of the preference shares. In addition, we will provide the ADR depositary with all notices of meetings at which holders of preference shares are entitled to vote, and all other reports and communications that are made generally available to holders of preference shares.

Registration Statement

This prospectus is part of a registration statement that we filed with the SEC. As exhibits to the registration statement, we have also filed the ADR deposit agreement and our Articles of Association. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information, you should refer to the registration statement. You can obtain the full registration statement from the SEC or from us.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this prospectus, and any information that we file with the SEC after the date of this prospectus will automatically be deemed to update and supersede this information.

We incorporate by reference our Annual Report on Form 20-F for the fiscal year ended December 31, 2006 filed with the SEC on June 8, 2007. We also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 and certain Reports on Form 6-K, if they state that they are incorporated by reference into this prospectus, that we furnish to the SEC after the date of this prospectus and until we or any underwriters sell all of the securities.

Upon written or oral request, we will provide free of charge a copy of any or all of the documents that we incorporate by reference into this prospectus, other than exhibits which are not specifically incorporated by reference into this prospectus. To obtain copies you should contact us at Investor Relations, 25 Gresham Street, London EC2V 7HN, United Kingdom or by telephone on +44 207 356 1273.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8. Indemnification of Directors and Officers

Except as hereinafter set forth, there is no provision of the Memorandum and Articles of Association of Lloyds TSB Group plc (the “Company”, for purposes of this Item 8) or any contract, arrangement or statute under which any director or officer of the Company is insured or indemnified in any manner against any liability that he may incur in his capacity as such.

Deed of Indemnity

The Company has entered into Deeds of Indemnity with the directors and certain officers of the Company that, subject to certain conditions precedent and limitations, in consideration for such director or officer continuing in or accepting office as a director or officer of (i) Lloyds TSB Group plc, (ii) a subsidiary undertaking or holding company of the Company, or a subsidiary undertaking of the Company’s holding company or (iii) any undertaking in which such director or officer is acting as officer, employee, trustee or agent at the Company’s request, the Company will indemnify the director or officer against any liability, including (without limitation) any costs and expenses, incurred by, or attaching to, the director or officer in connection with any negligence, default, breach of duty or breach of trust the director in relation to the Company or any Associated Company (as defined by clause (ii) and (iii) above) or in the actual or purported execution and/or discharge of his duties and/or the actual or purported exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office as an employee, officer, trustee or agent of the Company or any Associated Company (as defined by clause (ii) and (iii) above).

Article 140 of the Company’s Articles of Association provides:

140.1 Subject to the provisions of, and so far as may be permitted by and consistent with, the statutes, any person who is or was at any time a director, officer, employee or trustee of any associated company or organisation may be indemnified by the company out of its own funds against (a) any liability incurred by or attaching to him in connection with any negligence, default, breach of duty or breach of trust by him in relation to any associated company or organisation; and (b) any other liability incurred by or attaching to him in the actual or purported execution and/or discharge of his duties and/or the exercise or purported exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or offices. Where any such person is indemnified against any liability in accordance with article 140.1, such indemnity shall extend to all costs, charges, losses, expenses and liabilities incurred by him in relation thereto.

140.2 Without prejudice to article 140.1 above, the directors shall have power to purchase and maintain insurance for or for the benefit of any person who is or was at any time a director, officer, employee or trustee of any associated company or organisation, including insurance against any liability incurred by or attaching to him in respect of any act or omission in the actual or purported execution and/or discharge of his duties and/or in the exercise or purported exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or offices in relation to any associated company or organisation (and all costs, charges, losses, expenses and liabilities incurred by him in relation thereto).

140.3 Subject to the provisions of, and so far as may be permitted by and consistent with, the statutes, the company (i) may provide any person who is or was at any time a director, officer, employee or trustee of any associated company or organisation with funds to meet expenditure incurred or to be incurred by him in defending any criminal or civil proceedings or in connection with any application for relief from liability under the statutes and (ii) may do anything to enable such a person to avoid incurring such expenditure.

140.4 For the purpose of articles 140.1 to 140.3 above an “associated company or organisation” is any company or other body, whether or not incorporated, (i) which is the company’s holding company or (ii) in which the company or its holding company or any of the predecessors of the company or of such holding company has any interest whether direct or indirect or (iii) which is in any way allied to or associated with the company or its holding company or any of the predecessors of the company or of such holding company (including any pension fund or employees’ share scheme in which any employees of the company or of any associated company or organisation are interested and any company acting as trustee for such pension fund or share scheme) or (iv) which is a subsidiary undertaking of any person mentioned in (iii) or (v) to which directors, officers, employees or trustees of the company or of any subsidiary undertaking or any holding company of the company are permitted by the company or any subsidiary undertaking or any holding company of the company to lend their services; and “person” shall include any natural person, partnership, other unincorporated association or body corporate.”

Section 309A of the Companies Act 1985 (as amended by the Companies (Audit, Investigations and Community Enterprise) Act 2004) provides:

(1) This section applies in relation to any liability attaching to a director of a company in connection with any negligence, default, breach of duty or breach of trust by him in relation to the company.

(2) Any provision which purports to exempt (to any extent) a director of a company from any liability within subsection (1) is void.

(3) Any provision by which a company directly or indirectly provides (to any extent) an indemnity for a director of–

(a) the company, or (b) an associated company,

against any liability within subsection (1) is void.

This is subject to subsections (4) and (5).

(4) Subsection (3) does not apply to a qualifying third party indemnity provision (see section 309B(1)).

(5) Subsection (3) does not prevent a company from purchasing and maintaining for a director of–

(a) the company, or (b) an associated company,

insurance against any liability within subsection (1).

(6) In this section–

“associated company”, in relation to a company (“C”), means a company which is C’s subsidiary, or C’s holding company or a subsidiary of C’s holding company; “provision” means a provision of any nature, whether or not it is contained in a company’s articles or in any contract with a company.

Section 309B of the Companies Act 1985 (as amended by the Companies (Audit, Investigations and Community Enterprise) Act 2004) provides:

(1) For the purposes of Section 309A(4) a provision is a qualifying third party indemnity provision if it is a provision such as is mentioned in Section 309A(3) in relation to which conditions A to C below are satisfied.

(2) Condition A is that the provision does not provide any indemnity against any liability incurred by the director–

(a) to the company, or (b) to any associated company.

(3) Condition B is that the provision does not provide any indemnity against any liability incurred by the director to pay–

(a) a fine imposed in criminal proceedings, or (b) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising).

(4) Condition C is that the provision does not provide any indemnity against any liability incurred by the director–

(a) in defending any criminal proceedings in which he is convicted, or (b) in defending any civil proceedings brought by the company, or an associated company, in which judgment is given against him, or (c) in connection with any application under any of the following provisions in which the court refuses to grant him relief, namely–

(i) section 144(3) or (4) (acquisition of shares by innocent nominee), or (ii) section 727 (general power to grant relief in case of honest and reasonable conduct).

(5) In paragraph (a), (b) or (c) of subsection (4) the reference to any such conviction, judgment or refusal of relief is a reference to one that has become final.

(6) For the purposes subsection (5) a conviction, judgment or refusal of relief becomes final–

(a) if not appealed against, at the end of the period for bringing an appeal, or (b) if appealed against, at the time when the appeal (or any further appeal) is disposed of.

(7) An appeal is disposed of–

(a) if it is determined and the period for bringing any further appeal has ended, or (b) if it is abandoned or otherwise ceases to have effect.

(8) In this section “associated company” and “provision” have the same meaning as in Section 309A.

Section 727 of the Companies Act 1985 provides:

“(1) If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that the court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.

(2) If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

(3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper”.

Any underwriters of securities registered on this registration statement will each agree, severally, to indemnify the Company’s directors, the Company’s officers who sign the registration statement and the Company’s authorized representative in the United States from and against certain civil liabilities based on information relating to such underwriter furnished in writing by such underwriter expressly for use herein.

The Company will agree to indemnify the Company’s authorized representative in the United States from and against certain directors’ and officers’ liabilities.

In addition, the Company has obtained directors’ and officers’ insurance coverage, which, subject to policy terms and limitations, includes coverage to reimburse the Company for amounts that it may be required or permitted by law to pay directors or officers of the Company and its consolidated subsidiaries.

Item 9. Exhibits

EXHIBIT INDEX

Number	Description
1.1	Form of Underwriting Agreement for the U.S. dollar-denominated preference shares.
4.4	Memorandum and Articles of Association of Lloyds TSB Group plc, as amended (filed as Exhibit 1 to Form 20-F for the fiscal year ended December 31, 2006).
4.5
Deposit Agreement among Lloyds TSB Group plc, The Bank of New York and all holders from time to time of American Depositary Receipts issued thereunder, including the Form of the American Depositary Receipt.

5.1	Opinion of Dundas & Wilson CS LLP, Scottish solicitors to Lloyds TSB Group plc, as to the legality of the Non-Cumulative U.S. dollar-denominated Preference Shares.
23.1	Consent of Dundas & Wilson CS LLP (included in Exhibit 5.1 above).
23.2	Consent of PricewaterhouseCoopers LLP.
23.3	Consent of Davis Polk & Wardwell.
23.4	Consent of Linklaters LLP.
24	Powers of Attorney (included on signature page to the registration statement).

Item 10. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F, or to incorporate such financial statements by reference to a report filed pursuant to the Exchange Act, at the start of any delayed offering or throughout a continuous offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)           each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall he deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)           each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of the registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, such undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           any preliminary prospectus or prospectus of such undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           any free writing prospectus relating to the offering prepared by or on behalf of such undersigned registrant or used or referred to by such undersigned registrant;

(iii)           the portion of any other free writing prospectus relating to the offering containing material information about such undersigned registrant or its securities provided by or on behalf of such undersigned registrant; and

(iv)           any other communication that is an offer in the offering made by such undersigned registrant to the purchaser.

(7) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of the prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(9) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(10) For the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by a final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England, on the 15th day of June, 2007.

LLOYDS TSB GROUP PLC

By:	/s/ Helen A Weir
	Name:	Helen A Weir
	Title:	Group Finance Director

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr J.E. Daniels, Mr M.E. Fairey, Ms T.A. Dial, Mr A.G. Kane, Mr G.T. Tate and Mrs H.A. Weir and each of them (with full power to each of them to act alone) his true and lawful attorney-in-fact and agent, with full power of substitution, and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement or any registration statement in connection herewith that is to be effective upon filing pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the 15th day of June, 2007.

Signature	Title

/s/ Sir Victor Blank
Sir Victor Blank	(Chairman)

/s/ Wolfgang C G Berndt
Wolfgang C G Berndt	(Director)

/s/ Ewan Brown
Ewan Brown	(Chairman of Lloyds TSB Scotland plc)

/s/ Jan P du Plessis
Jan P du Plessis	(Director)

/s/ Gavin J N Gemmell
Gavin J N Gemmell	(Chairman of Scottish Widows plc)

/s/ Sir Julian Horn-Smith
Sir Julian Horn-Smith	(Director)

/s/ Philip N Green
Philip N Green	(Director)

Signature	Title

/s/ Lord Leitch
Lord Leitch	(Director)

/s/ J Eric Daniels
J Eric Daniels	(Group Chief Executive)
(Principal Executive Officer)

/s/ Michael E Fairey
Michael E Fairey	(Deputy Group Chief Executive)

/s/ Terri A Dial
Terri A Dial	(Group Executive Director, U.K. Retail Banking)

/s/ Archie G Kane
Archie G Kane	(Group Executive Director, Insurance and Investments)

/s/ G Truett Tate
G Truett Tate	(Group Executive Director, Wholesale and International Banking)

/s/ Helen A Weir
Helen A Weir	(Group Finance Director) (Principal Financial and Accounting Officer)

/s/ Kevin P McKendry
Kevin P McKendry	(Authorized U.S. Representative)

EXHIBIT INDEX

Number	Description
1.1	Form of Underwriting Agreement for the U.S. dollar-denominated preference shares.
4.4	Memorandum and Articles of Association of Lloyds TSB Group plc, as amended (filed as Exhibit 1 to Form 20-F for the fiscal year ended December 31, 2006).
4.5
Deposit Agreement among Lloyds TSB Group plc, The Bank of New York and all holders from time to time of American Depositary Receipts issued thereunder, including the Form of the American Depositary Receipt.

5.1	Opinion of Dundas & Wilson CS LLP, Scottish solicitors to Lloyds TSB Group plc, as to the legality of the Non-Cumulative U.S. dollar-denominated Preference Shares.
23.1	Consent of Dundas & Wilson CS LLP (included in Exhibit 5.1 above).
23.2	Consent of PricewaterhouseCoopers LLP.
23.3	Consent of Davis Polk & Wardwell.
23.4	Consent of Linklaters LLP.
24	Powers of Attorney (included on signature page to the registration statement).